As filed with the Securities and Exchange Commission on May 30, 2023

Registration No. 333-253705

Registration No. 333-249892

Registration No. 333-219275

Registration No. 333-205568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-253705)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-249892)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-219275)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-205568)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELADOC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3705970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Manhattanville Road, Suite 203 Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

Teladoc, Inc. Second Amended and Restated Stock Incentive Plan

Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017)

Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017)

Teladoc Health, Inc. Livongo Acquisition Incentive Award Plan

Teladoc Health, Inc. 2023 Incentive Award Plan

(Full title of the plans)

Adam Vandervoort
Chief Legal Officer
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(Name and address of agent for service)

(203) 635-2002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Teladoc Health, Inc. (the “Company”) has previously registered shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued under (i) the Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017) (the “2015 Plan”), by previously filing with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 (File Nos. 333-253705, 333-219275 and 333-205568), (ii) the Teladoc Health, Inc. Livongo Acquisition Incentive Award Plan (the “Livongo Plan”), by previously filing with the Commission a Registration Statement on Form S-8 (File No. 333-249892), (iii) the Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017) (the “2017 Plan”), by previously filing with the Commission a Registration Statement on Form S-8 (File No. 333-219275) and (iv) the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan (together with the 2015 Plan, the Livongo Plan and the 2017 Plan, the “Existing Plans”), by previously filing with the Commission a Registration Statement on Form S-8 (File No. 333-205568) (collectively, the “Registration Statements”).

On May 25, 2023 (the “Effective Date”), the stockholders of the Company approved the Teladoc Health, Inc. 2023 Incentive Award Plan (“2023 Plan”). The total number of shares of Common Stock authorized for issuance under the 2023 Plan includes, in addition to 8,250,000 new shares of Common Stock (registered concurrently by the Company on a new Registration Statement on Form S-8 on May 30, 2023): (i) up to a maximum of 5,892,187 shares of Common Stock that remained available for issuance as of the Effective Date under the Existing Plans that were not subject to outstanding awards under the Existing Plans and (ii) the number of shares of Common Stock that become available for awards under the Existing Plans as a result of forfeiture, expiration, termination or cancellation of awards previously granted under the Existing Plans (collectively, the “Rollover Shares”). No further awards will be granted under the Existing Plans on or after the Effective Date.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, the Company is filing these Post-Effective Amendments No. 1 to the Registration Statements (the “Post-Effective Amendments”) to reflect that the Rollover Shares available for issuance under the Registration Statements may be issued under the 2023 Plan.

Except to the extent specified herein, the Registration Statements as previously filed are not amended or otherwise affected by the Post-Effective Amendments. No additional securities are being registered by the Post-Effective Amendments.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the SEC:

(a)	Teladoc Health’s Annual Report on Form 10-K, filed with the SEC on March 1, 2023;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c)	the description of Teladoc Health’s Common Stock contained in the prospectus included in Teladoc Health’s Registration Statement on Form 8-A (File No. 001-37477), filed with the SEC on June 26, 2015, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (or otherwise indicates that the information is being “furnished” on such Current Report on Form 8-K (and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section)) and any corresponding exhibits thereto, which the Registrant may furnish to the SEC from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s Common Stock registered on the Registration Statements has been passed upon by Adam C. Vandervoort, Chief Legal Officer of the Registrant. Mr. Vandervoort beneficially owns an aggregate of less than one percent of the outstanding shares of the Registrant’s Common Stock and is eligible to participate in the 2023 Plan on the same basis as other similarly eligible employees.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

In addition, the Registrant has entered into agreements to indemnify its directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, that may arise by reason of their status or service as the Registrant’s director or executive officer and to advance expenses incurred by them in connection with any such proceedings.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Seventh Amended and Restated Certificate of Incorporation of Teladoc Health, Inc.	8-K	001-37477	3.1	6/2/22

4.2	Sixth Amended and Restated Bylaws of Teladoc Health, Inc.	8-K	001-37477	3.2	6/2/22

4.3	Specimen stock certificate evidencing shares of common stock.	10-Q	001-37477	4.1	11/1/18

5.1	Opinion of Adam C. Vandervoort regarding legality of Teladoc Health, Inc. common stock being registered.					*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Teladoc Health, Inc.					*

23.2	Consent of Adam C. Vandervoort (contained in Exhibit 5.1).					*

24.1	Powers of Attorney (included on the signature pages).					*

99.1	Teladoc Health, Inc. 2023 Incentive Award Plan.	8-K	001-37477	10.1	5/30/23

99.2	Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017).	8-K	001-37477	10.1	5/31/17

99.3	Teladoc Health, Inc. Livongo Acquisition Incentive Award Plan.	S-8	333-249892	99.1	11/6/20

99.4	Teladoc, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017).	S-8	333-219275	99.3	7/14/17

99.5	Teladoc, Inc. Second Amended and Restated Stock Incentive Plan.	S-1	333-204577	10.8	6/11/15

99.6	First Amendment to Teladoc, Inc. Second Amended and Restated Stock Incentive Plan.	S-1	333-204577	10.8.1	6/18/15

99.7	Second Amendment to Teladoc, Inc. Second Amended and Restated Stock Incentive Plan.	S-1	333-204577	10.8.2	6/18/15

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 30, 2023.

Teladoc Health, Inc.

By:	/s/ Jason Gorevic
Jason Gorevic
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Adam Vandervoort and Mala Murthy, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Teladoc Health, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Gorevic	Chief Executive Officer and Director	May 30, 2023
Jason Gorevic	(Principal Executive Officer)

/s/ Mala Murthy	Chief Financial Officer	May 30, 2023
Mala Murthy	(Principal Financial Officer)

/s/ Richard J. Napolitano	Chief Accounting Officer	May 30, 2023
Richard J. Napolitano	(Principal Accounting Officer)

/s/ David B. Snow, Jr.	Chairman	May 30, 2023
David B. Snow, Jr.

/s/ Karen L. Daniel	Director	May 30, 2023
Karen L. Daniel

/s/ Sandra L. Fenwick	Director	May 30, 2023
Sandra L. Fenwick

/s/ Catherine Jacobson	Director	May 30, 2023
Catherine Jacobson

/s/ Thomas G. McKinley	Director	May 30, 2023
Thomas G. McKinley

/s/ Kenneth H. Paulus	Director	May 30, 2023
Kenneth H. Paulus

/s/ David L. Shedlarz	Director	May 30, 2023
David L. Shedlarz

/s/ Mark D. Smith	Director	May 30, 2023
Mark D. Smith, M.D.